EXHIBIT 99.1
Cerner COO Mike Valentine to Step Down, Mike Nill and Zane Burke Promoted Company
Reiterates First Quarter Outlook
KANSAS CITY, Mo. — April 22, 2011 — Cerner Corporation (Nasdaq: CERN) today announced that Mike Valentine, Cerner’s chief operating officer, will leave the company effective May 13, 2011.
Valentine joined Cerner in 1998 and became Cerner’s chief operating officer in 2008. In that role, he was primarily responsible for Cerner’s client organization.
Cerner also announced the promotion of two of its senior executives.
•	Mike Nill, Cerner’s executive vice president and chief engineering officer, has been promoted to chief operating officer. In that role he will have responsibility for Cerner’s intellectual property development and the delivery and support of Cerner’s solutions to our clients through consulting services and the CernerWorks? and Cerner ITWorks? services offerings. Nill joined Cerner in 1996.

•	Zane Burke, senior vice president, has been promoted to executive vice president and will assume responsibility for the Client organization in the Americas and Pacific Rim. Burke joined Cerner in 1996 and has held a variety of financial and client-facing leadership roles since that time.
“Mike Valentine has had an exciting career, excelling in every role he has held in the company, most recently as leader of our worldwide Client organization,” said Neal Patterson, Cerner’s chairman, CEO and co-founder. “I am confident I speak for all associates when I say we wish him continued success.”
“I am also very pleased to announce the expanded responsibilities of Mike Nill and Zane Burke. These two executives have had a significant impact on Cerner’s operations and results, and both reflect our culture of building leaders from within. Mike Nill grew our CernerWorks hosting offering from its infancy into a world class suite of managed services that now generate $300 million of annual revenue, and he created our Cerner ITWorks offering that further extends the value we can bring to our clients. In addition, Nill’s leadership of our intellectual property development team and primary management of our $280 million annual R&D investment has resulted in our current solutions having the highest code quality in our history. He is a rare leader who brings a replicable model of excellence to all that he touches.”
“Zane Burke has led a broad range of client-facing sales, implementation and support initiatives during his career, most recently being responsible for Cerner’s client development organization and leading Cerner’s relationships with investor-owned hospitals. He has also been responsible for advancing our employer and network services offerings,” Patterson continued.
“I am proud to recognize their accomplishments and look forward to their continued contributions.”
Cerner will report results for the first quarter of 2011 on April 28. The Company expects these results to be at or above guidance levels provided in the February 8 earnings release.

About Cerner
Cerner is transforming healthcare by eliminating error, variance and waste for healthcare providers and consumers around the world. Cerner® solutions optimize processes for healthcare organizations ranging in size from single-doctor practices, to health systems, to entire countries, for the pharmaceutical and medical device industries, employer health and wellness services industry and for the healthcare commerce system. These solutions are licensed by more than 9,000 facilities around the world, including approximately 2,600 hospitals; 3,500 physician practices covering more than 30,000 physicians; 500 ambulatory facilities, such as laboratories, ambulatory centers, cardiac facilities, radiology clinics and surgery centers; 800 home-health facilities; and 1,600 retail pharmacies. The trademarks, service marks and logos (collectively, the “Marks”) set forth herein are registered and unregistered trademarks and/or service marks owned by Cerner Corporation and/or its subsidiaries in the United States and certain other countries throughout the world. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, Twitter, Facebook, and YouTube.
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words ”will,” “expects,” and “guidance” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; risks associated with our non-U.S. operations; risks associated with our ability to effectively hedge exposure to fluctuations in foreign currency exchange rates; the potential for tax legislation initiatives that could adversely affect our tax position and/or challenges to our tax positions in the United States and non-U.S. countries; risks associated with our recruitment and retention of key personnel; risks related to our dependence on third party suppliers; risks inherent with business acquisitions; the potential for losses resulting from asset impairment charges; risks associated with the ongoing adverse financial market environment and uncertainty in global economic conditions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; volatility in the trading price of our common stock; our directors’ authority to issue preferred stock and the anti-takeover provisions in our corporate governance documents. Additional discussion of these and other risks, uncertainties and factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Kelli Christman, (816) 885-4342, kelli.christman@cerner.com
Cerner’s Internet Home Page: www.cerner.com
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